FOR IMMEDIATE RELEASE

USF RED STAR CONTESTS TEAMSTER JOB ACTION WITH NLRB FILING

(PHILADELPHIA – May 21, 2004)  USF Red Star Inc., an operating company of USF Corporation (NASDAQ: USFC) announced today it has filed a petition with the National Labor Relations Board (NLRB) in response to today’s actions by the International Brotherhood of Teamsters (IBT). These actions have resulted in a work stoppage at all USF Red Star facilities. The petition requests the NLRB preserve the rights of USF Red Star’s 15 office workers in Philadelphia to a normal election process.

John O’ Sullivan, Chief Operating Officer for USF Red Star said, “The IBT’s actions today are an effort to circumvent the normal, democratic, lawful process by which people in this country can make decisions on union representation.  We support the process outlined by the National Labor Relations Board and our employees’ right to choose in a non-coercive environment. We will defend those rights vigorously starting with today’s petition.  In addition, we have also requested that the NLRB conduct an expedited election that will allow our employees to exercise their right of choice.”

USF Corporation’s other less-than-truckload subsidiaries – USF Dugan, USF Reddaway, USF Bestway and USF Holland – continue to operate and to provide their customers with the superior service and support they expect.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation.  The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. For more information, visit www.usfc.com.

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Media Contact: James J. Hyland 773-824-2213